CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 29, 2021, relating to the financial statements and financial highlights of Preferred-Plus and Dividend Performers, each a series of Collaborative Investment Series Trust, for the year ended September 30, 2021, and to the references to our firm under the heading “Appendix B – Financial Highlights of the Target Funds” and “Other Service Providers” in the Combined Proxy Statement and Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

Cohen & Company, Ltd.
Milwaukee, Wisconsin
February 7, 2022